Contact: Robert Van Buskirk President and Chief Executive Officer Sirenza Microdevices, Inc. (303) 327-3192 ir@sirenza.com

FOR IMMEDIATE RELEASE

Sirenza Microdevices Announces Preliminary Third Quarter 2006

Net Revenue in the Range of $40-$41 Million

BROOMFIELD, CO—October 5, 2006—Sirenza Microdevices, Inc. (NASDAQ:SMDI) today announced that it expects to report net revenue in the range of $40.0-$41.0 million for its third quarter ended September 30, 2006. These expected results are within Sirenza’s previously announced third quarter guidance for net revenue in the range of $39.0-$42.0 million.

“We are pleased with the continued strength of our shipments in both of our business segments in the third quarter,” stated Robert Van Buskirk, president and CEO of Sirenza Microdevices. “We expect that our final results will reflect sequential revenue growth over our record second quarter revenue of $39.0 million. Reported net revenue in this updated range would represent a year-over-year third quarter revenue increase in excess of 50% for our SMDI segment and 130% for Sirenza as a whole, including our PDI segment acquired in April 2006. The third quarter saw continued strength across a broad range of our customers, product lines and diversified end markets.”

As previously reported, Sirenza’s second quarter 2006 net revenues were $39.0 million, compared with $20.9 million for the first quarter of 2006. Sirenza’s net revenues for the third quarter of 2005 were $17.2 million. Sirenza intends to report its full financial results for its third quarter of 2006 during the week of October 23, 2006.

Sirenza Microdevices, Inc.

Sirenza Microdevices is a supplier of radio frequency (RF) components. Headquartered in Broomfield, Colorado, with operations in China, Germany and the U.S., Sirenza Microdevices and its subsidiary Premier Devices design and develop RF components for the commercial communications, consumer, and aerospace and defense (A&D) equipment markets. Sirenza’s integrated circuit (IC), multi-chip module (MCM) and passive product lines include amplifiers, power amplifiers, cable TV amplifiers, circulators, isolators, mixers, splitters, transformers, couplers, modulators, demodulators, transceivers, tuners, discrete devices, signal source components, government and military specified components, and antennae and receivers for satellite radio. Certifications include ISO 9001:2000 Quality Management System and ISO 14001:2004 Environmental Management System (registered by QMI). Detailed product information may be found on Sirenza’s website at www.sirenza.com and at www.premierdevices.com.

Forward-Looking Statements

This news release contains forward-looking statements regarding future events or results, including any statements regarding Sirenza’s expectations as to what its reported net revenue will be for the third quarter of 2006. Sirenza cautions readers that such statements are, in fact, predictions that are subject to risks and uncertainties, and that actual events or results may differ materially. Factors that could cause actual events or results to differ materially include, but are not limited to: Sirenza’s normal quarterly close procedures and customary internal and outside auditor review procedures with respect to its results of operations for the third quarter of 2006, each of which have yet to be completed at this time. Other factors that could cause actual events or results to differ materially from those in the forward-looking statements are included in Sirenza’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission in August 2006 and Registration Statement on Form S-4 filed with the Securities and Exchange Commission in September 2006, as amended. Sirenza expressly disclaims any current intention to update its forward-looking statements, and the estimates and assumptions associated with them, at any time or for any reason.

NOTE: Sirenza Microdevices® and the Sirenza logo are trademarks of Sirenza Microdevices, Inc. All other trademarks are property of their respective owners.

Additional Information and Where to Find It

This press release is not a proxy statement or a prospectus for the proposed transaction. Sirenza has filed a registration statement on Form S-4 (Registration No. 333-137086) in connection with Sirenza’s proposed acquisition of Micro Linear, which includes Micro Linear’s proxy statement and Sirenza’s prospectus for the proposed transaction. Investors are urged to read the proxy statement/prospectus, which contains important information about the proposed transaction. The proxy statement/prospectus and other documents which are filed by Sirenza or Micro Linear with the Securities and Exchange Commission (the “SEC”) are available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made by Sirenza to Sirenza Microdevices, Inc., 303 S. Technology Court, Broomfield, CO 80021, Attention: Investor Relations or by directing a request when such a filing is made by Micro Linear to Micro Linear Corporation, 2050 Concourse Drive, San Jose, CA 95131, Attention: Investor Relations.

Micro Linear, its directors and certain of its executive officers, as well as Sirenza, its directors and certain of its executive officers, may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Micro Linear and their respective interests in the proposed transaction is set forth in the proxy statement/prospectus that Sirenza and Micro Linear have filed with the SEC in connection with the proposed transaction. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus.